Exhibit 99.1

CITI REPORTS SECOND QUARTER NET LOSS OF $2.2 BILLION, LOSS PER SHARE OF $0.49,
FROM CONTINUING OPERATIONS

NET LOSS OF $2.5 BILLION, LOSS PER SHARE OF $0.54, PRIMARILY DUE TO
FIXED INCOME WRITE-DOWNS AND HIGHER CONSUMER CREDIT COSTS IN NORTH AMERICA

SUBSTANTIAL SEQUENTIAL IMPROVEMENT DRIVEN BY LOWER WRITE-DOWNS
AND STRENGTH OF CORE FRANCHISE

PROGRESS ON NEAR-TERM GOALS, INCLUDING YEAR-TO-DATE HEADCOUNT REDUCTIONS, LOWER EXPENSES FOR THE SECOND CONSECUTIVE QUARTER, AND REDUCTION IN LEGACY ASSETS

STRENGTHENED CAPITAL AND LOAN LOSS RESERVES

New York, NY, July 18, 2008 — Citigroup Inc. (NYSE: C) today reported a net loss for the 2008 second quarter of $2.5 billion, or $0.54 per share, based on 5,287 million shares outstanding.(1)  Solid results in the core franchise were offset by write-downs and credit costs.  Results include $7.2 billion in pre-tax write-downs in Securities and Banking (See Schedule C on page 10).  Additionally, credit costs increased $4.5 billion, mainly driven by Consumer Banking in North America and Global Cards.

Second Quarter Highlights

•                  Results improved substantially versus first quarter 2008 due to lower write-downs and good performance in the core franchise.

•                  Total assets declined by $99 billion since first quarter 2008; approximately two-thirds from legacy assets.

•                  Sale of non-strategic businesses on track; announced CitiCapital, Diners Club International and CitiStreet transactions.

•                  Capital position improved as Tier 1 Capital ratio increased to 8.7%; total allowance for loans, leases and unfunded lending commitments increased to $22 billion.

•                  Re-engineering efforts resulted in sequential decline in headcount and expenses.

•                  Headcount reduced by approximately 6,000 in the second quarter and approximately 11,000 in the first half of 2008.

•                  Net interest margin expanded 34 basis points versus the first quarter 2008, to 3.18%.

•                  Talent enhanced by strong new hires.

On July 11, 2008, the Company announced the sale of its German retail banking operation, which is expected to result in an estimated after-tax gain of approximately $4 billion upon closing.  This is expected to result in a proforma increase to the second quarter Tier 1 Capital ratio of approximately 60 basis points.

Management Comment

“We continue to demonstrate strength in our core franchise.  We cut our second quarter losses in half compared to the first quarter.  The cost of credit increased by 20% from the first quarter, but write-downs in our Securities and Banking business dropped by 42%.  Additionally, headcount and expenses declined sequentially.  While there is still much to do, we are encouraged by our progress in delivering on our commitment to the re-engineering efforts,” said Vikram Pandit, Chief Executive Officer of Citi.

“As part of our efforts to improve capital and balance sheet efficiency, we reduced legacy assets substantially during the quarter.  We recently closed on the sale of CitiStreet and just last Friday, announced the sale of our German retail banking operation for a substantial gain.  We continue to be focused on building the strongest team by attracting world class leaders to Citi and developing our current talent.  This, combined with a sharp focus on customer relationships in all regions and an ongoing commitment to our strategic targets, will drive our earnings power going forward,” said Pandit.

(1) Fully diluted shares are 5,800 million.

Citi Results

	Second Quarter Revenues		%	Second Quarter Net Income		%
(In Millions of Dollars, except EPS)	2008	2007	Change	2008	2007	Change
Global Cards	$5,468	$5,325	3%	$467	$1,057	(56)%
Global Cards (Managed)	7,484	6,323	18
Consumer Banking	7,889	7,808	1	(700)	1,473	NM
Institutional Clients Group	2,939	10,261	(71)	(2,044)	3,384	NM
Global Wealth Management	3,315	3,197	4	405	512	(21)
Corporate/Other	(959)	(261)	NM	(345)	(283)	(22)
Total Citi From Continuing Operations	$18,652	$26,330	(29)%	$(2,217)	$6,143	NM
Discontinued Operations				(278)	83	NM
Total Citi				$(2,495)	$6,226	NM

North America	$7,731	$13,989	(45)%	$(3,317)	$3,397	NM
Europe, Middle East and Africa	3,841	4,749	(19)	15	992	(98)
Latin America	3,444	3,063	12	658	787	(16)
Asia	4,595	4,790	(4)	772	1,250	(38)
Corporate/Other	(959)	(261)	NM	(345)	(283)	(22)
Total Citi From Continuing Operations	$18,652	$26,330	(29)%	$(2,217)	$6,143	NM
Discontinued Operations				(278)	83	NM
Total Citi				$(2,495)	$6,226	NM
Earnings per Share from Cont. Ops.				$(0.49)	$1.23	NM
Earnings per Share				$(0.54)	$1.24	NM

NM Not meaningful.

SECOND QUARTER SUMMARY

•            Revenues were $18.7 billion, down 29%, largely driven by continued write-downs in Securities and Banking sub-prime related direct exposures in fixed income markets and a downward credit valuation adjustment related to exposure to monoline insurers.  Revenues were stable across other businesses.  The net interest margin increased 34 basis points versus first quarter 2008 to 3.18%.

•        Global Cards GAAP revenues increased by 3%, driven by double-digit growth in purchase sales and average loans outside North America, partially offset by lower securitization results in North America.

•        Global Cards managed revenues increased 18%, driven by growth in average managed loans, up 11%, and improved managed net interest margin.

•        Consumer Banking revenues increased by 1%, driven by strong loan and deposit growth, partially offset by lower investment sales.  Revenues were also affected by a $745 million net loss from the mark-to-market on the mortgage servicing right (“MSR”) asset and related hedge in North America.

•        In the Institutional Clients Group, Securities and Banking revenues were down 94% to $539 million, due to substantial write-downs and losses related to the credit markets.  These include write-downs of $3.4 billion on sub-prime related direct exposures (see detail in Schedule B on page 9), downward credit value adjustments of $2.4 billion related to exposure to monoline insurers, write-downs of $545 million on commercial real estate positions, and write-downs of $428 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•        Transaction Services revenues were up 30% to a record $2.4 billion, driven by strong growth in customer liability balances, up 15%, and assets under custody, up 13%.

•        Global Wealth Management revenues grew 4% on strength in banking and lending revenues which were partially offset by a slowdown in capital markets, particularly in Asia.  Results reflected full ownership of Nikko Cordial.

•

Operating expenses were $15.9 billion, up 9%, primarily due to $446 million in repositioning charges and the absence of a $300 million litigation reserve release recorded in the prior-year period. Expense growth also reflected the impact of recent acquisitions. Expenses declined for the second consecutive quarter, due to continued benefits from re-engineering efforts.

•

Credit costs of $7.2 billion primarily consisted of $4.4 billion in net credit losses and a $2.5 billion net charge to increase loan loss reserves. Net credit losses increased $2.4 billion, primarily driven by residential real estate lending in North America and Global Cards. The incremental net charge to increase loan loss reserves of $2.0 billion was mainly due to residential real estate in North America.

•

Taxes. The effective tax rate on continuing operations was 52.2% versus 29.8% in the prior-year period. The increase in the tax rate was due largely to higher tax rates in the jurisdictions where the losses were incurred.

•

Capital Position. During the current quarter, Citi further strengthened its capital position by issuing $4.9 billion of common stock and $8.0 billion of preferred stock. Tier 1 capital ratio was 8.7% at quarter-end.

GLOBAL CARDS

	Second Quarter Revenues		%	Second Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$2,928	$3,298	(11)%	$178	$711	(75)%
Europe, Middle East and Africa	652	506	29	19	53	(64)
Latin America	1,229	990	24	165	184	(10)
Asia	659	531	24	105	109	(4)
Total Global Cards	$5,468	$5,325	3%	$467	$1,057	(56)%

	Second Quarter Revenues		%
(In Millions of Dollars)	2008	2007	Change
North America GAAP Revenues	$2,928	$3,298	(11)%
Impact of Securitization Activity	2,016	998
North America Managed Revenues	$4,944	$4,296	15%

•                  Revenues

•      Global Cards GAAP revenues increased 3%, as double-digit growth in purchase sales and average loans outside of North America, and a $170 million pre-tax gain on a portfolio sale, were partially offset by lower securitization results in North America.

•      Global Cards managed revenues increased 18%, driven by growth in average managed loans, up 11%, and improved managed net interest margin.

•      In North America, GAAP revenues declined 11%, as lower securitization revenues primarily reflected the impact of higher funding costs and higher credit losses in the securitization trusts.

•      North America managed revenues increased 15%, driven by growth in average managed loans, up 6%, improved managed net interest margin, and a $170 million pre-tax gain on a portfolio sale.  Growth in average managed loans was driven by travel, business and retail partner portfolios.  Purchase sales were even with the prior-year period, as higher spending on consumer necessities, such as gas and food, was offset by a decline in discretionary spending.  The managed net interest margin increased 28 basis points to 10.56%, primarily due to an increase in both non-promotional and revolving balances, partially offset by the impact of higher funding costs.

•      In EMEA, revenues increased 29%, primarily driven by higher purchase sales and average loans, up 27% and 42%, respectively, as well as a portion of the gain on the sale of Diners International.

•      In Latin America, revenues increased 24%, primarily driven by higher purchase sales and average loans, up 29% and 26%, respectively.  Results included the impact of the Grupo Cuscatlán acquisition.

•      In Asia, revenues increased 24%, primarily driven by higher purchase sales and average loans, up 21% and 27%, respectively, as well as the impact from acquisitions and a portion of the gain on the sale of Diners International.

•                  Expenses

•      Expenses increased 9%, primarily due to higher business volumes, higher credit management costs, and the impact of recent acquisitions.

•                  Credit Costs

•      In North America, credit costs increased $345 million, driven by higher net credit losses, up 51%, and a $111 million incremental net charge to increase loan loss reserves.  Higher credit costs reflected a weakening of leading credit indicators, trends in the macro-economic environment, including the housing market downturn, higher fuel costs, rising unemployment trends, and higher bankruptcy filings, as well as the continued acceleration in the rate at which delinquent customers advanced to write-off.  The managed net credit loss ratio increased 202 basis points to 6.53%.

•      In EMEA, credit costs increased 61%, primarily driven by higher net credit losses, up $84 million.  The increase in net credit losses was primarily driven by the impact of the Egg acquisition and higher business volumes.

•      In Latin America, credit costs increased 60%, as net credit losses more than doubled.  Higher net credit losses were driven by higher business volumes and an increase in losses and past due accounts in Mexico and Brazil.  The net credit loss ratio increased 457 basis points to 11.41%.

•      In Asia, credit costs increased 76%, reflecting higher business volumes, a 28% increase in net credit losses, primarily driven by India, and a $49 million incremental net charge to increase loan loss reserves.

•                  Net Income

•      The decline in net income reflected lower securitization revenues in North America and significantly higher credit costs globally.

CONSUMER BANKING

	Second Quarter Revenues		%	Second Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$4,124	$4,224	(2)%	$(951)	$891	NM
Europe, Middle East and Africa	1,296	1,113	16	65	89	(27)
Latin America	1,038	996	4	76	183	(58)
Asia	1,431	1,475	(3)	110	310	(65)
Total Consumer Banking	$7,889	$7,808	1%	$(700)	$1,473	NM

NM Not meaningful.

Revenues grew 1%, as growth in average loans and deposits, up 9% and 8%, respectively, was offset by a 20% decline in investment sales, a 49% or $169 million revenue decline in Japan consumer finance, and a $745 million net loss from the mark-to-market on the MSR asset and related hedge in North America.  Expenses increased 12%, primarily due to higher business volumes, increased credit management costs, a $130 million repositioning charge, and acquisitions.  Credit costs increased $3.0 billion, reflecting significantly higher net credit losses in North America and Mexico, as well as a $1.6 billion incremental net charge to increase loan loss reserves, primarily in North America.

•                  North America

•      Revenues declined 2%, primarily due to a $745 million net loss from the mark-to-market on the MSR asset and related hedge.  Excluding the impact from the MSR asset and related hedge, revenues increased 14%.  Higher expenses were primarily driven by a $92 million repositioning charge, higher credit management expenses, and acquisitions.

•      Credit costs increased by $2.6 billion, due to higher net credit losses, up $1.1 billion, and a $1.5 billion incremental net charge to increase loan loss reserves.  Higher credit costs reflected a weakening of leading credit indicators, including higher delinquencies in first and second mortgages, unsecured personal loans, and auto loans.  Credit costs also reflected trends in the macro-economic environment, including the housing market downturn.  The net credit loss ratio increased 146 basis points to 2.33%.  Higher credit costs and a net loss from the mark-to-market on the MSR asset and related hedge led to a net loss of $951 million.

•                  Europe, Middle East and Africa

•      Revenues increased 16%, driven by increased average loans and deposits, up 18% and 19%, respectively, and improved net interest margin.

•      Credit costs increased 44%, reflecting higher net credit losses, up 29%, and a $31 million incremental net charge to increase loan loss reserves.  Higher credit costs reflected a slight deterioration in macro-economic indicators in certain developed countries.  Net income declined 27%, primarily due to higher credit costs.

•                  Latin America

•                  Revenues increased 4%, driven by higher average loans and deposits, up 19% and 8%, respectively, partially offset by the absence of a gain on asset sales recorded in the prior-year period.

•                  Credit costs increased $150 million, primarily due to higher losses in the current quarter and the absence of recoveries in the prior-year period in Mexico.  Significantly higher credit costs drove net income down 58%.

•                  Asia

•                  In Japan Consumer Finance, revenues declined 49% or $169 million, driven by lower interest revenues and higher refund claims.  Results also reflected a decline in average loans as the portfolio is managed down, and an increase in the net credit loss ratio.  The net loss of $154 million reflected the difficult operating environment and ongoing impact of consumer lending laws passed in the fourth quarter of 2006.

•                  Excluding Japan Consumer Finance, revenues increased 11%, as growth in average loans and deposits, up 14% and 10%, respectively, was partially offset by a decline in investment sales, down 30%, due to a decline in equity markets across Asia.  Credit costs increased significantly, driven by higher net credit losses, up 84%, and a $101 million incremental net charge to increase loan loss reserves.  Higher credit costs were driven by increased losses and delinquencies in the unsecured loan portfolio, primarily in India, where the business is being actively repositioned to reduce costs and mitigate losses.  Higher credit costs drove net income down 25%.

INSTITUTIONAL CLIENTS GROUP

	Second Quarter Revenues		%	Second Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$(2,244)	$3,655	NM	$(2,904)	$1,409	NM
Europe, Middle East and Africa	871	2,313	(62)	(327)	631	NM
Latin America	707	724	(2)	260	301	(14)
Asia	1,205	1,722	(30)	226	527	(57)
Securities and Banking	$539	$8,414	(94)%	$(2,745)	$2,868	NM

North America	$496	$371	34%	$51	$52	(2)%
Europe, Middle East and Africa	869	680	28	238	173	38
Latin America	368	261	41	142	90	58
Asia	667	535	25	270	201	34
Transaction Services	$2,400	$1,847	30%	$701	$516	36%

Institutional Clients Group	$2,939	$10,261	(71)%	$(2,044)	$3,384	NM

NM Not Meaningful

•                  Securities and Banking

•                  Securities and banking revenues were $539 million, down 94% from a record second quarter last year, due to substantial write-downs and losses related to the fixed income and credit markets.  Revenues included a $228 million negative impact related to the inclusion of Citi’s credit spreads in the determination of the market value of those liabilities for which the fair value option was elected.

•                  Fixed income markets revenues of negative $633 million reflected:

•                  Write-downs of $3.4 billion on sub-prime related direct exposures.  These exposures on March 31, 2008, were comprised of approximately $6.4 billion of gross lending and structuring exposures and approximately $22.7 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $33.2 billion).  On June 30, 2008, these exposures were comprised of approximately $4.3 billion of gross lending and structuring exposures and approximately $18.1 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $27.9 billion). See detail in Schedule B on page 9.

•                  Downward credit value adjustments of $2.4 billion related to exposure to monoline insurers.

•                  Write-downs of $545 million on commercial real estate positions.

•                  Write-downs of $325 million, net of hedges, on Alt-A mortgages.

•                  Negative revenues were partially offset by record revenues in interest rate and currency trading, and commodities.  Revenues also included a $197 million gain on auction rate securities inventory.

•                  Equity markets revenues decreased 12% to $1.4 billion.  Record revenue growth in the prime broker and cash businesses in North America was offset by weakness in global derivatives and convertibles.

•                  Lending revenues decreased 81% to $95 million, primarily driven by higher losses on credit default swap hedges, which were partially offset by a net recovery of $158 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•                  Net investment banking revenues were $453 million, down 69%.

•                  Advisory revenues were $386 million, down 3%, reflecting continued difficult market conditions.  Citi ranked #2 in global announced M&A and debt and equity underwriting for both the second quarter and first half of 2008.

•                  Equity underwriting revenues were $518 million, down 4% from a record second quarter last year.

•                  Debt underwriting revenues were negative $277 million, primarily driven by net write-downs of $585 million of highly leveraged finance commitments.

•                  North America results reflected the write-downs and losses related to the fixed income and credit markets.  EMEA revenues declined 62%, mainly due to write-downs on highly leveraged finance commitments.  EMEA revenues also reflected strong results in local markets sales and trading, primarily driven by high client revenue and strong trading performance.  Asia results reflected strong customer flows, but lower revenues from principal trading activities in the equity and credit markets.

•                  Expenses grew 6%, due to a $257 million repositioning charge and the absence of a $300 million release of litigation reserves recorded in the prior-year period.  Expense growth also reflected the impact of recent acquisitions, partially offset by a decline in compensation costs.

•                  Credit costs increased significantly, reflecting a $386 million increase in net credit losses mainly associated with loan sales.  Credit costs were also driven by an incremental net charge of $227 million to increase loan loss reserves, reflecting a slight deterioration in leading indicators of losses in the corporate loan portfolio.

•                  Transaction Services

•                  Revenues increased 30% to a record $2.4 billion, reflecting double-digit revenue growth across all regions. Customer volumes continued to be strong, with liability balances up 15% and assets under custody up 13%.

•                  Treasury and Trade Solutions (“TTS”) revenues were up 29%, driven by growth in liabilities and increased yields on trade loans.  Securities Services improved by 31%, driven by higher volumes and the impact of the Bisys acquisition.

•                  North America revenue growth was primarily driven by the Bisys acquisition.  In EMEA, revenues increased 28%, as liability balances grew 25% to a record $110 billion.  Latin America revenue growth of 41% reflected growth in TTS liabilities and spreads.  In Asia, revenues were up 25%, reflecting double-digit growth in TTS and Securities Services.

•                  Expenses grew 22%, primarily driven by increased investment spending, higher business volumes, and the Bisys acquisition.  Credit costs increased $24 million, mainly due to higher net credit losses, particularly in Asia, and a $16 million incremental net charge to increase loan loss reserves.  Net income increased 36% to $701 million, with double-digit growth in EMEA, Asia, and Latin America.

GLOBAL WEALTH MANAGEMENT

	Second Quarter Revenues		%	Second Quarter Net Income		%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
North America	$2,427	$2,441	(1)%	$309	$334	(7)%
Europe, Middle East and Africa	153	137	12	20	46	(57)
Latin America	102	92	11	15	29	(48)
Asia	633	527	20	61	103	(41)
Global Wealth Management	$3,315	$3,197	4%	$405	$512	(21)%

•                  Global Wealth Management revenues increased 4%, as double-digit growth in EMEA, Latin America, and Asia was partially offset by lower revenues in North America.  Average deposits and loans grew 12% and 27%, respectively, while client assets under fee-based management declined 8%.  Results included full ownership of Nikko Cordial.

•                  In North America, the revenue decline was driven by lower investments and capital markets revenues, partially offset by an increase in lending and banking revenues.  In EMEA, higher revenues were driven by an increase in banking revenues.  In Latin America, higher revenues were driven by an increase in capital markets revenues.  In Asia, revenue growth reflects full ownership of Nikko Cordial, partially offset by a significant decrease in capital markets revenues.

•           Higher expenses reflected full ownership of Nikko Cordial.  Credit costs increased $28 million, due to a $29 million incremental net charge to increase loan loss reserves in North America, EMEA and Latin America.  Net income declined 21%, due to higher credit costs and the absence of a $65 million tax benefit due to the initial application of APB 23 to certain foreign subsidiaries, recorded in the prior-year period.

CORPORATE/OTHER

Corporate/Other revenues were down significantly to negative $959 million, primarily due to inter-company transaction costs related to recent capital raises and the sale of CitiCapital.  Additionally, higher funding costs primarily related to an increase in the deferred tax asset, hedging, and enhancement of the liquidity position contributed to the decline in revenues.  The decline in revenues was partially offset by decreased taxes held at corporate.

A reconciliation of non-GAAP financial information contained in this press release is on page 12.

Gary Crittenden, Chief Financial Officer, will host a conference call today at 8:30 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citigroup/fin.  A replay of the webcast will be available at http://www.citigroup.com/citigroup/fin/pres.htm.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citi’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Christina Pretto	(212) 559-9560	Equity Investors:	Scott Freidenrich	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091
	Michael Hanretta	(212) 559-9466

Schedule A

REGIONAL RESULTS

	Second Quarter Revenues			Second Quarter Net Income
			%			%
(In Millions of Dollars)	2008	2007	Change	2008	2007	Change
Global Cards	$2,928	$3,298	(11)%	$178	$711	(75)%
Consumer Banking	4,124	4,224	(2)	(951)	891	NM
Institutional Clients Group	(1,748)	4,026	NM	(2,853)	1,461	NM
Global Wealth Management	2,427	2,441	(1)	309	334	(7)
North America	$7,731	$13,989	(45)%	$(3,317)	$3,397	NM

Global Cards	$652	$506	29%	$19	$53	(64)%
Consumer Banking	1,296	1,113	16	65	89	(27)
Institutional Clients Group	1,740	2,993	(42)	(89)	804	NM
Global Wealth Management	153	137	12	20	46	(57)
Europe, Middle East and Africa (EMEA)	$3,841	$4,749	(19)%	$15	$992	(98)%

Global Cards	$1,229	$990	24%	$165	$184	(10)%
Consumer Banking	1,038	996	4	76	183	(58)
Institutional Clients Group	1,075	985	9	402	391	3
Global Wealth Management	102	92	11	15	29	(48)
Latin America	$3,444	$3,063	12%	$658	$787	(16)%

Global Cards	$659	$531	24%	$105	$109	(4)%
Consumer Banking	1,431	1,475	(3)	110	310	(65)
Institutional Clients Group	1,872	2,257	(17)	496	728	(32)
Global Wealth Management	633	527	20	61	103	(41)
Asia	$4,595	$4,790	(4)%	$772	$1,250	(38)%

Corporate/Other	(959)	(261)	NM	(345)	(283)	(22)

Total Citi from Continuing Operations	$18,652	$26,330	(29)%	$(2,217)	$6,143	NM
Discontinued Operations				(278)	83	NM
Total Citi				$(2,495)	$6,226	NM

NM Not Meaningful

Schedule B

Schedule of Sub-Prime Related Direct Exposures in Securities and Banking

The following table sets forth Citi’s sub-prime related direct exposures in Securities and Banking, comprised of CDO super senior exposures and Lending and Structuring exposures.

In billions of dollars	March 31, 2008 Exposures	Second Quarter 2008 Write- downs(1)		Second Quarter 2008 Sales/Transfers/ Restructurings Liquidations/ Repayments(2)	June 30, 2008 Exposures
Direct ABS CDO Super Senior Exposures:
Gross ABS CDO Super Senior Exposures	$33.2				$27.9
Hedged Exposures	10.5				9.8
Net ABS CDO Super Senior Exposures:
ABCP(3)	$16.8	$(2.0)		$(0.4)	$14.4
High grade	3.8	(1.3	)(4)	(0.5)	2.0
Mezzanine	2.0	0.1	(4)	(0.5)	1.6
ABS CDO-squared	0.1	0.0		(0.0)	0.2
Total Net ABS CDO Super Senior Exposures	$22.7	$(3.2)		$(1.5)	$18.1
Lending & Structuring Exposures:
CDO warehousing/unsold tranches of ABS CDOs	$0.2	$(0.0)		$(0.1)	$0.1
Sub-prime loans purchased for sale or securitization	3.6	(0.3)		(0.6)	2.8
Financing transactions secured by sub-prime	2.6	(0.1	)(4)	(1.0)	1.5
Total Lending and Structuring Exposures	$6.4	$(0.3)		$(1.7)	$4.3
Total Exposures(5)	$29.1	$(3.5)		$(3.2)	$22.5
Credit adjustment on hedge counterparty exposure(6)		$(2.4)
Total Net Write-Downs		$(5.9)

(1)	Includes losses associated with liquidations.
(2)

A portion of the underlying securities were purchased in liquidations of two CDOs and are being managed and sold in the trading book. As of June 30, 2008, $319 million of these securities were held in the trading book.

(3)	Consists of older vintage, high grade ABS CDOs.
(4)	Includes $80 million recorded in credit costs.
(5)	Comprised of net CDO Super Senior exposures and gross Lending and Structuring exposures.
(6)	FAS 157 adjustment related to counterparty credit risk.

Citi’s CDO Super Senior sub-prime direct exposures are subject to valuation based on an intrinsic cash flow methodology and not based on observable transactions, other than losses associated with liquidations.  During the course of the second quarter inputs used for the purposes of estimation have been modified to reflect market developments.  The methodology takes into account both macroeconomic factors, including estimated housing price adjustments over the next four years, unemployment rates, interest rates and their volatility, and microeconomic factors, including loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratio, and debt-to-income (DTI) ratio.  In addition, the methodology takes account of estimates of the impact of geographic concentration of mortgages, estimated impact of reported fraud in the origination of sub-prime mortgages and the application of discount rates for each level of exposures.

Estimates of the fair value of the CDO Super Senior exposures depend on market conditions and are subject to further change over time.  In addition, while Citi believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including as a result of market developments.  Further, if observable transactions in respect of some or all of these exposures occur in the future, these observable transactions, rather than estimates, could be used to determine fair value.

Most of the lending and structuring direct sub-prime exposures are fair valued based on observable transactions and other market data.  The majority of such exposures are classified as Level 3 assets.

Securities and banking also has trading positions, both long and short, in U.S. sub-prime residential mortgage-backed securities (RMBS) and related products, including ABS CDOs, that are not included in these figures.  The exposure from these positions is actively managed and hedged, although the effectiveness of the hedging products used may vary with material changes in market conditions.

Schedule C

SUMMARY OF DISCLOSED MARKS IN SECURITIES AND BANKING

$billions
Write-downs on sub-prime related direct exposures	$(3.5)
Downward credit value adjustment related to exposure to monoline insurers	(2.4)
Write-downs on commercial real estate positions	(0.5)
Write-downs of highly leveraged finance commitments	(0.4)
Write-downs, net of hedges, on Alt-A mortgages	(0.3)
CVA on Citi Liabilities at Fair Value Option	(0.2)
Gain on auction rate securities inventory	0.2
Total	$(7.2)

Note: Totals do not sum due to rounding.

Schedule D

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS ($MM)
See Schedule B for sub-prime related direct exposures in securities and banking

2Q’08 (In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment/Region
Cards portfolio sale	$170	$107	Revenues	Global Cards / North America

Repositioning charges	$446	$275	Expenses	All Citi

2Q’07 (In Millions of Dollars)	Pre-tax Impact	After-tax Impact	Income Statement Line	Segment/Region
Litigation reserve release	$300	$188	Expenses	Securities and Banking / North America

Tax benefit related to the initial application of APB 23 to certain foreign subsidiaries		$96	Taxes	Securities and Banking & GWM / EMEA, LatAm, Asia

Non-GAAP Financial Measures

The following are measures considered “non-GAAP financial measures” under SEC guidelines:

1)              Global Cards revenues on a managed basis.

2)              North America Consumer Banking revenues excluding the impact of the MSR asset and related hedge.

3)              Asia Consumer Banking revenues excluding Japan Consumer Finance.

4)              Asia Consumer Banking net income excluding Japan Consumer Finance.

The Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the quarter.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	2Q	2Q	2Q’08 vs. 2Q’07
($ in millions)	2008	2007	% Change

GAAP Global Cards Revenues	$5,468	$5,325	3%
Excluding the impact of securitizations	2,016	998
Non-GAAP Global Cards Revenues	$7,484	$6,323	18%

GAAP North America Consumer Banking Revenues	$4,124	$4,224	(2)%
Excluding the impact of the MSR asset and related hedge	745	58
Non-GAAP North America Consumer Banking Revenues	$4,869	$4,282	14%

GAAP Asia Consumer Banking Revenues	$1,431	$1,475	(3)%
Excluding Japan Consumer Finance Revenues	(176)	(345)
Non-GAAP Asia Consumer Banking Revenues	$1,255	$1,130	11%

GAAP Asia Consumer Banking Net Income	$110	$310	(65)%
Excluding Japan Consumer Finance Net Income	154	40
Non-GAAP Asia Consumer Banking Net Income	$264	$350	25%